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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our reports on the financial statements of the following businesses included in this Form 8-K of Quanta Services, Inc.: report dated October 8, 1999, on the financial statements of W.C. Communications, Inc. for the year ended December 31, 1998, and our report dated October 7, 1999, on the financial statements of Edwards Pipeline Company LLC for the year ended December 31, 1998. It should be noted that we have not audited any financial statements of W.C. Communications, Inc. or Edwards Pipeline Company LLC subsequent to December 31, 1998 or performed any audit procedures subsequent to the date of our reports.

ARTHUR ANDERSEN LLP


Houston, Texas
November 12, 1999